Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
February 4, 2010	Richard E. Leone
Director - Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES 2009 RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), released results today for the fourth quarter and full year of 2009.
Fourth Quarter 2009 Results
•	Net sales were $97.3 million for the fourth quarter

•	Adjusted operating loss of $7.6 million for the quarter

•	Operating loss of $86.9 million for the quarter includes a $68.9 million sponge plant asset impairment, an $8.7 million goodwill impairment, and a $1.7 million duty drawback charge

•	Titanium mill product shipments were 2.2 million pounds at an average realized price of $20.86 per pound for the quarter
Full Year 2009 Results
•	2009 net sales were $408.0 million

•	Adjusted operating loss of $5.5 million for the full year

•	Operating loss for the year of $87.3 million includes a total of $81.7 million of charges associated with sponge plant asset impairment, goodwill impairment and duty drawback charges

•	Cash and short-term investments at the end of the year were $121.3 million while total debt was $0.1 million

•	Titanium mill product shipments were 10.0 million pounds at an average realized price of $21.71 for the year
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•	Mill product shipments do not include approximately 1.0 million pounds of lower priced product not taken by Airbus as required under its agreement, which management believes results in a payment and operating income shortfall of $17.9 million
             Both the full year and quarterly year-over-year comparisons reflected a difficult titanium market that continued to be impacted by the unprecedented titanium inventory build-up in the commercial aerospace supply chain. This inventory build was primarily the result of the two-year production delay for the Boeing 787, as well as the global economic recession.
             For the fourth quarter ended December 31, 2009, the Company reported net sales of $97.3 million compared to $148.8 million in the fourth quarter of 2008. The operating loss for the quarter was $86.9 million versus operating income of $5.4 million for the same period in 2008. Excluding the impact of: (i) asset impairment and related charges of $68.9 million associated with the Company’s decision to indefinitely idle its titanium sponge plant; (ii) a noncash goodwill impairment charge of $8.7 million at the energy reporting unit in the Fabrication Group and; (iii) $1.7 million of charges associated with duty drawback, the adjusted operating loss for the quarter is $7.6 million. Fourth quarter net loss was $57.3 million or $1.91 per diluted share, in comparison to net income of $3.6 million, or $0.16 per diluted share for the same period in the prior year.
             For the full year 2009, the Company reported net sales of $408.0 million versus net sales of $609.9 million for 2008 with operating losses of $87.3 million versus operating income of $87.4 million for 2008. In addition to the fourth quarter charges, operating income for the year was impacted by an additional $2.4 million of charges incurred throughout the year associated with denied duty drawback claims and penalties for a total of $4.2 million for the year. The Company posted a net loss of $67.2 million, or $2.67 per diluted share for 2009, versus net income of $55.7 million, or $2.41 per diluted share, in the previous year. The 2009 net loss also included $5.7 million of charges associated with the Company’s debt repayment in the third quarter.
Titanium Group
             Sales in 2009 for the Titanium Group were $229.3 million, including intercompany sales of $121.7 million versus $353.9 million, including intercompany sales of $151.9 million in 2008. The Group had an operating loss of $68.1 million for the year, compared to operating income of $61.8 million in 2008. For the fourth quarter of 2009, the Titanium Group posted an operating loss of $75.4 million on sales of $48.4 million, including intersegment sales of
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$27.0 million. The operating loss for the quarter was impacted by the aforementioned $68.9 million charge associated with the indefinite idling of the titanium sponge plant, $1.7 million of duty drawback charges, as well as Airbus not taking approximately 1.0 million pounds of its required minimum of 5.0 million pounds of titanium mill products. During the same period in 2008, this Group had operating income of $3.0 million on sales of $70.5 million including intersegment sales of $25.3 million.
     Mill product shipments for the fourth quarter were 2.2 million pounds at an average realized price of $20.86 per pound, compared to mill product shipments of 3.0 million pounds in the fourth quarter of 2008 at an average realized price of $22.04 per pound.
Fabrication Group
     In 2009, net sales for the Fabrication Group were $106.2 million versus $146.8 million in 2008. This Group had an operating loss of $26.3 million for the year, compared to operating income of $2.0 million in 2008. During the fourth quarter of 2009, the Fabrication Group posted an operating loss of $12.2 million, which includes an $8.7 million impairment charge associated with the Group’s energy reporting unit, on net sales of $26.3 million. For the same period in 2008, this Group had an operating loss of $1.4 million on net sales of $40.0 million. Boeing’s 787 production delays continue to cause the Group’s extrusion facility in Houston and machining unit outside Montreal to experience significant manufacturing inefficiencies throughout the year.
Distribution Group
     For 2009, net sales for the Distribution Group were $194.1 million versus $261.1 million in 2008. The Group had operating income of $7.1 million for the year, compared to $23.6 million in 2008. For the fourth quarter of 2009, the Distribution Group posted operating income of $0.7 million on net sales of $49.6 million. For the same period in 2008, this Group had operating income of $3.7 million on net sales of $63.6 million. During the fourth quarter, pricing for titanium products appeared to stabilize while nickel-bearing alloys increased modestly.
CEO Comment
     “Last year presented an extremely challenging operating environment for RTI,” commented Dawne S. Hickton, Vice Chairman, CEO, and President. “In addition to the global economic upheaval, our commercial aerospace customers experienced extended program delays, resulting in significantly reduced
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current need for titanium mill products and fabricated parts. These issues had a profound adverse impact in the year on our Fabrication Group, primarily related to the 787 Dreamliner. In addition, Airbus’ challenges with the A400 military transport and the A380 contributed to the Titanium Group operating at less than 50% capacity. We therefore took a number of prudent steps during the year to best position our Company for the many long-term opportunities ahead, including raising additional capital, leaving us with a strong balance sheet at year end.”
     Ms. Hickton continued, “The Airbus shortfall of $17.9 million under the agreement is due in 2010. Looking forward, Airbus has preliminarily advised RTI that during 2010 it will require less than half of its 5.0 million pound contract minimum. The parties are in discussions relating to this anticipated shortfall. We are willing to work with Airbus to craft alternative solutions to its dilemma that will provide long-term benefits to RTI. However, absent an attractive alternative to RTI, we expect Airbus to honor the agreement. With respect to our fabrication business, we continue to prepare for accelerated production on the Boeing 787 Dreamliner. But as we have experienced to date, due to the complexity of the program and supply chain, it is possible that there could be further delays or a slower ramp up and, consequently, continued losses within the Fabrication Group.
     “Despite some continued challenges for 2010, we are getting closer to the inflection point when our production increases dramatically. Unfortunately, this point will not occur in the year ahead. However, given our significant presence on the four key titanium intensive airframes: the Joint Strike Fighter, the Boeing 787, the Airbus A350, and the Airbus A380; and with over $120 million in cash and virtually no debt, RTI is well positioned to ultimately realize the benefits of our tremendous long-term prospects. However, in light of the matters described above, as well as continued uncertainties in the titanium market generally, we do not have sufficient visibility to provide definitive guidance.”
Conference Call Information
     To participate in today’s call at 10:00 a.m. Eastern Time, please dial toll free (USA/Canada) 800-446-1671 or (International) 847-413-3362 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
Replay Information
     Replay of the call will be available one hour after the conference ends and remains accessible until Thursday, February 18, 2010, at 11:59 p.m., Eastern
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February 4, 2010

Time. To listen to the replay, dial (USA/Canada) 888-843-8996 or (International) 630-652-3044 and enter passcode #26181318.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, the impact from Boeing 787 production delays, the impact of customers ordering less than minimum required volumes under long-term contracts, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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February 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$97,323	$148,808	$407,978	$609,900
Cost and expenses:
Cost of sales	89,120	119,918	352,167	442,626
Selling, general, and administrative expenses	16,964	22,933	63,490	77,762
Research, technical, and product development expenses	508	530	2,001	2,120
Asset-related impairments	68,897	—	68,897	—
Goodwill impairments	8,699	—	8,699	—

Operating income (loss)	(86,865)	5,427	(87,276)	87,392
Other income	50	1,656	2,056	1,527
Interest income	186	1,090	1,511	3,262
Interest expense	(340)	(2,611)	(12,347)	(4,206)

Income (loss) before income taxes	(86,969)	5,562	(96,056)	87,975
Provision for (benefit from) income taxes	(29,716)	1,969	(28,817)	32,280

Net income (loss)	$(57,253)	$3,593	$(67,239)	$55,695

Earnings (loss) per share:

Basic	$(1.91)	$0.16	$(2.67)	$2.42

Diluted	$(1.91)	$0.16	$(2.67)	$2.41

Weighted-average shares outstanding:
Basic	29,833,757	22,840,467	25,029,976	22,872,075

Diluted	29,833,757	22,849,172	25,029,976	22,987,503

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February 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$56,216	$284,449
Short-term investments	65,042	—
Receivables, less allowance for doubtful accounts of $646 and $2,260	60,924	79,778
Inventories, net	266,887	274,330
Deferred income taxes	21,237	29,456
Other current assets	21,410	11,109

Total current assets	491,716	679,122
Property, plant, and equipment, net	252,301	271,062
Goodwill	41,068	47,984
Other intangible assets, net	14,299	13,196
Deferred income taxes	53,814	15,740
Other noncurrent assets	1,537	2,099

Total assets	$854,735	$1,029,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,193	$54,422
Accrued wages and other employee costs	9,796	20,452
Unearned revenue	21,832	22,352
Current portion of long-term debt	—	1,375
Current liability for post-retirement benefits	2,476	2,632
Current liability for pension benefits	140	121
Other accrued liabilities	30,518	18,167

Total current liabilities	103,955	119,521

Long-term debt	81	238,550
Noncurrent liability for post-retirement benefits	34,530	30,732
Noncurrent liability for pension benefits	28,102	26,535
Deferred income taxes	244	154
Other noncurrent liabilities	8,617	11,777

Total liabilities	175,529	427,269

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,724,351 and 23,688,010 shares issued; 30,010,998 and 23,004,136 shares outstanding	307	237
Additional paid-in capital	439,361	307,604
Treasury stock, at cost; 713,353 and 683,874 shares	(16,996)	(16,891)
Accumulated other comprehensive loss	(33,563)	(46,352)
Retained earnings	290,097	357,336

Total shareholders’ equity	679,206	601,934

Total liabilities and shareholders’ equity	$854,735	$1,029,203

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February 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2009	2008
Cash provided by operating activities (including depreciation and amortization of $21,163 and $20,201 for the twelve months ended December 31, 2009 and 2008, respectively)	$32,610	$82,959

Cash used in investing activities	(147,263)	(125,590)

Cash provided by (used in) financing activities	(114,708)	218,760

Effect of exchange rate changes on cash and cash equivalents	1,128	815

Increase (decrease) in cash and cash equivalents	(228,233)	176,944
Cash and cash equivalents at beginning of period	284,449	107,505

Cash and cash equivalents at end of period	$56,216	$284,449

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February 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales:
Titanium Group	$21,342	$45,156	$107,622	$202,024
Intersegment sales	27,049	25,311	121,664	151,910

Total Titanium Group net sales	48,391	70,467	229,286	353,934

Fabrication Group	26,346	40,021	106,231	146,816
Intersegment sales	12,817	16,335	57,378	79,027

Total Fabrication Group net sales	39,163	56,356	163,609	225,843

Distribution Group	49,635	63,631	194,125	261,060
Intersegment sales	367	868	2,230	2,628

Total Distribution Group net sales	50,002	64,499	196,355	263,688

Eliminations	40,233	42,514	181,272	233,565

Total consolidated net sales	$97,323	$148,808	$407,978	$609,900

Operating income (loss):
Titanium Group before corporate allocations	$(72,915)	$8,058	$(57,849)	$76,883
Corporate allocations	(2,523)	(5,011)	(10,236)	(15,123)

Total Titanium Group operating income (loss)	(75,438)	3,047	(68,085)	61,760

Fabrication Group before corporate allocations	(9,828)	1,868	(16,796)	12,781
Corporate allocations	(2,348)	(3,233)	(9,533)	(10,744)

Total Fabrication Group operating income (loss)	(12,176)	(1,365)	(26,329)	2,037

Distribution Group before corporate allocations	2,615	6,454	14,716	32,561
Corporate allocations	(1,866)	(2,709)	(7,578)	(8,966)

Total Distribution Group operating income	749	3,745	7,138	23,595

Total consolidated operating income (loss)	$(86,865)	$5,427	$(87,276)	$87,392

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February 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended	Twelve Months Ended
	December 31, 2009	December 31, 2009
Operating Loss — GAAP	$(86,865)	$(87,276)

Asset-Related Impairments	68,897	68,897

Goodwill Impairment	8,699	8,699

Duty Drawback Charge	1,714	4,167

Adjusted Operating Loss — Non-GAAP	$(7,555)	$(5,513)

Airbus Pay Obligation	17,942	17,942

Adjusted Operating Income (including Airbus Pay Obligation) — Non-GAAP	$10,387	$12,429

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